EXHIBIT 99.1

For more information: Investor Relations Jim DeNike Corixa Corp. (206) 754-5716 denike@corixa.com	Media Relations Colleen Beauregard Waggener Edstrom Bioscience (503) 443-7000 colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

SEATTLE, May 5, 2004 — Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced financial results for the first quarter ended March 31, 2004.

For the first quarter of 2004, Corixa reported total revenue of $7.3 million compared with total revenue of $9.1 million for the first quarter of 2003. Net loss applicable to common stockholders for the first quarter of 2004 was $21.2 million, compared with net loss of $19.0 million for the first quarter of 2003. Diluted net loss per common share for the first quarter of 2004 and the first quarter of 2003 was $0.38. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, net loss applicable to common stockholders and diluted net loss per common share for the first quarter of 2004 were $21.0 million and $0.38, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $18.4 million and $0.37, respectively, for the first quarter of 2003.

Corixa co-promotion revenue or expense under its agreement with GlaxoSmithKline (GSK) for the sale of BEXXAR® therapeutic regimen in the United States is determined based on the calculation of joint profit or loss, which is included in sales, general and administrative expense for the quarter ended March 31, 2004. During the initial period of product availability, Corixa expects to record losses from the joint business agreement, reflecting increased expenses for the cost of co-promotion revenue, promotion, education and training. BEXXAR sales in the first quarter of 2004 were $1.3 million.

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net loss and net loss per share to the respective non-GAAP amounts for the three months ended March 31, 2004, and March 31, 2003, is set forth at the end of this press release.

As of March 31, 2004, Corixa had $178.6 million in cash, cash equivalents and investments.

“At the end of the first quarter we deployed our own BEXXAR sales force to focus on large oncology treatment centers in the United States,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “This targeted sales team will add substantially to the ongoing joint education, site training and sales efforts under way with our partner GlaxoSmithKline.”

“Also during the first quarter, we made significant progress in our pipeline programs. We initiated a new Phase I clinical trial to evaluate the first new tuberculosis vaccine in 60 years, were awarded a contract for $11.6 million in NIAID funding for our toll-like receptor agonist program, and completed new licensing agreements with Abbott and Aventis,” Dr. Gillis said. “These achievements highlight our ability to bring validated compounds into clinical development and create valuable partnership and licensing agreements.”

First Quarter Accomplishments

•	Awarded an $11.6 million, five-year contract from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), to develop Corixa’s proprietary synthetic molecules that act on toll-like receptor 4. The contract is being funded by the Biodefense Partnership program at the NIH.

•	Initiated a Phase I clinical study to evaluate the safety and immunogenicity of a novel, proprietary prophylactic vaccine designed to induce protection against tuberculosis. The vaccine is the first recombinant tuberculosis protein vaccine ever to be tested in humans and is the result of a long-standing collaboration between GlaxoSmithKline and Corixa to develop vaccines for certain infectious diseases.

•	Settled BEXXAR patent litigation with Biogen Idec. The settlement provides for Biogen Idec to pay to Corixa and GSK a $20 million upfront settlement payment, as well as a one-time milestone payment based on future Zevalin sales performance, and royalty payments on Zevalin sales from January 1, 2004, until such time as all BEXXAR patents expire.

•	Granted to Abbott Laboratories nonexclusive rights to Corixa’s recombinant TcF antigen for potential use in the development of a blood screening test to detect antibodies to the parasite that causes Chagas disease. Abbott and Corixa also entered into five additional licensing agreements. Four agreements concern two different cancer-associated antigens, and one agreement concerns a marker that appears to be significantly overexpressed in breast cancer. All six agreements include payment of upfront fees, product development milestones and/or royalties on any product sales.

•	Signed license and supply agreements with Aventis Pasteur for the use of Corixa’s RC-529 adjuvant in the development of several potential infectious disease vaccines. The agreements grant Aventis Pasteur co-exclusive and nonexclusive worldwide rights to RC-529 for use in multiple disease fields. Aventis Pasteur will pay Corixa upfront license fees and success-based milestone and royalty payments. Aventis Pasteur has also committed to placing annual orders for supply of RC-529 based on clinical trial and commercial forecasts.

Conference Call

Corixa will hold a conference call and webcast to discuss the first quarter financial results May 5, 2004 at 5 p.m. EDT/2 p.m. PDT. To access the live conference call, dial (800) 810-0924 or (913) 981-4900. Webcast participants can sign up at the Investors page of Corixa’s Web site (http://www.corixa.com/default.asp?pid=investor). Those unable to participate in the conference call can access a recorded rebroadcast by going to the Investors section of Corixa’s web site (www.corixa.com) or by dialing (888) 203-1112 or (719) 457-0820 and entering code 140996. The call will be rebroadcast from May 5, 2004 at 8 p.m. ET to May 14, 2004 at 12 a.m. ET.

About Corixa

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing cancer and infectious diseases by understanding and directing the immune system. On June 30, 2003, Corixa announced that the FDA approved BEXXAR as a single treatment regimen for the treatment of patients with CD20-positive, follicular, non-Hodgkin’s lymphoma (NHL), with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com/.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the prospects for commercialization of BEXXAR and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price,” described in our Annual Report on Form 10-K for the year ended Dec. 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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Corixa Corporation
Consolidated Statement of Operations
(In thousands except per share data)

	Three months ended March 31,
	2004	2003
Revenue:
Collaborative agreements	$6,493	$8,068
Government grants and contracts	791	1,057

Total revenue	7,284	9,125
Operating expenses:
Research and development	20,223	24,860
Sales, general and administrative	7,037	3,417
Intangible asset amortization	110	110

Total operating expenses	27,370	28,387
Loss from operations	(20,086)	(19,262)
Interest income	955	825
Interest expense	(1,780)	(258)

Net loss	(20,911)	(18,695)
Preferred stock dividend	(255)	(276)

Net loss applicable to common stockholders	$(21,166)	$(18,971)

Basic net loss per common share	$(0.38)	$(0.38)

Shares used in computation of basic and diluted net loss per common share	55,489	50,228

	March 31,	December 31,
	2004	2003
Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$178,556	$191,985
Working capital	85,505	107,519
Total assets	242,363	250,566
Long-term obligations less current portion	121,663	108,138
Accumulated deficit	(1,215,471)	(1,194,560)
Total stockholders’ equity	60,970	80,956

	Three months ended March 31,
	2004	2003
Non-GAAP Financial Measures:
Reconciliation of net loss to net loss excluding acquisition related charges:
Net loss applicable to common stockholders	$(21,166)	$(18,971)
Intangible asset and leasehold amortization	181	495
Deferred compensation amortization	9	59

Net loss excluding acquisition related charges	$(20,976)	$(18,417)

Basic and diluted net loss per share excluding acquisition related charges	$(0.38)	$(0.37)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net loss and net loss per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with generally accepted accounting principles in the United States.